                                                                    EXHIBIT 3.30

================================================================================


                             AMENDED AND RESTATED

                      LIMITED LIABILITY COMPANY AGREEMENT


                                      OF


                              T/SF HOLDINGS, LLC


                         Dated as of February 6, 1998
                         ----------------------------


================================================================================

                             AMENDED AND RESTATED

                      LIMITED LIABILITY COMPANY AGREEMENT


                                      OF


                              T/SF HOLDINGS, LLC


                         Dated as of February 6, 1998
                         ----------------------------


          T/SF Holdings, LLC, a Delaware limited liability company (the "Company"), was formed on October 9, 1997 to hold through subsidiary limited liability companies the following businesses (collectively, the ABusinesses@) previously operated by wholly-owned subsidiaries (the ASubsidiaries@) of T/SF Communications Corporation, a Delaware corporation ("T/SF"): the business (the "Atwood Business") previously operated by Atwood Convention Publishing, Inc., a Missouri corporation ("Atwood"), the business (the "GEM Business") previously operated by GEM Communications Inc., an Oklahoma corporation ("GEM"), the business (the "Galaxy Business") previously operated by Galaxy Registration, Inc., a Maryland corporation ("Galaxy Registration") and Galaxy Design and Printing, Inc., a Maryland corporation ("Galaxy Design"), the business (the "Expo Business") previously operated by Expo Magazine, Inc., a Kansas corporation ("Expo"), the business previously operated by Casino Publishing Company, a Delaware corporation (the "Casino Publishing Business"), the business (the "Nevada Business") previously operated by T/SF of Nevada, Inc., a Nevada corporation ("Nevada") and the business (the "Europe Business") previously operated by T/SF Europe, Inc., a Oklahoma corporation ("T/SF Europe"). Until
the date hereof, the Company has had no business, assets or activities.   The
parties now wish to organize the Company and to have the Subsidiaries contribute the Businesses to the Company and to have T/SF, VS&A-T/SF, LLC, a Delaware limited liability company ("VS&A"), and Fir Tree Value Fund L.P., Fir Tree Institutional Value Fund L.P. and Fir Tree Partners L.D.C. (collectively, the AFir Tree Entities") contribute an aggregate of $4,500,000 to the Company.

          The parties (the "Members") wish to amend and restate the terms of the Company's limited liability company agreement. It is therefore agreed as follows:


          1.  Business.  The Company shall hold, through subsidiary limited
              --------
liability companies, the Atwood Business, the GEM Business, the Galaxy Business, the Expo Business, the Casino Publishing Business, the Nevada Business and the Europe Business (collectively the "Businesses") and shall conduct all activities relating to the Businesses that the board of managers determines appropriate.


          2.  Management of the Company.
              -------------------------

              2.1 Management by Board. The business and affairs of the Company
                  -------------------
shall be managed under the direction of a board of managers consisting of three members. The board of managers shall act by majority vote of the total number of members of the board. The members of the board of managers shall be designated by vote of the Members voting as follows: The Priority Members (as defined in section 4.1) shall have 90.9% of the votes, allocated among the Priority Members in accordance with their Priority Percentages (as defined in section 4.1), and the Common Members (as defined in section 4.1) shall have 9.1% of the votes, allocated among the Common Members in accordance with their Common Percentages (as defined in section 4.1). The Members hereby designate Ian L.M. Thomas, Jeffrey T. Stevenson, Jeffrey Tannenbaum and S. Gerard Benford as the initial members of the board of managers. Action may be taken by the board of managers at a meeting (at which members of the board may participate in person or by telephone), by polling members of the board without a meeting, or by a writing signed by a majority of the members of the board of managers, except that no action may be taken by a writing unless all members of the board are first given notice of, and a reasonable opportunity to comment upon, the proposed action. The board of managers shall hold meetings at such intervals, and shall adopt such rules of procedure, as it may from time to time determine. Any member of the board of managers may designate another person to act as his substitute at any meeting or in connection with any action to be taken by the board of managers. Members of the board of managers shall not be compensated for their services as such.

               2.2  Officers.  The board of managers may appoint such officers
                    --------
of the Company as the board of managers determines desirable, including, but not limited to, a chairman, a chief executive officer, a president, one or more vice-presidents, a secretary, a treasurer, and one or more assistant secretaries and assistant treasurers. The officers of the Company need not be members of the Company and shall have the powers and duties delegated to them by the board of managers. Officers of the Company shall serve at the pleasure of the board of managers.



               2.3 Persons Employed by the Company. The board of managers may
                   -------------------------------
cause the Company to employ and compensate such persons, firms or corporations, including, but not limited to, accountants and attorneys, as it deems advisable or necessary to carry on, assist or promote the Company's business. In addition, the board of managers may utilize the services of persons employed by related persons or entities to provide senior management service to the Company or for tax, accounting, personnel and other similar services rendered to the Company. The fact that the board of managers or any Member, or a person associated with a member of the board of managers or any Member, is employed by, or is directly or indirectly interested in or connected with, any person, firm or corporation employed by the Company to render or perform any service shall not prohibit the board of managers from employing or otherwise dealing with that person, firm or corporation, and neither the Company nor any of the Members shall have any rights in or to any income or profits derived therefrom.


               2.4 Other Activities of Members. The members of the board of
                    ---------------------------
managers and any Member may engage or have an interest in other business ventures of any kind, independently or with others, and neither the Company nor any other Member shall have any rights in or to those independent ventures.


          3.  Capital Contributions.
              ---------------------

               3.1  Capital Contributions.
                    ---------------------

               (a) Simultaneously with the execution and delivery of this agreement, each of the Members is making the following capital contribution to the Company:





             T/SF                        $45,000


             Atwood                      Atwood Business


             Galaxy Registration         Galaxy Registration's portion of
                                         the Galaxy Business

             Galaxy Design               Galaxy Design's portion of the
                                         Galaxy Business

             GEM                         GEM Business

             Expo                        Expo Business

             Casino Publishing           Casino Publishing Business


             T/SF Nevada                 Nevada Business


             T/SF Europe                 Europe Business

             VS&A                        $2,869,020

             Fir Tree Entities           $1,585,980


          Each Member contributing its Business is doing so pursuant to a separate Assignment to the Company and a separate Assumption Agreement with the Company, pursuant to which the Member is contributing all of the assets of its Business, subject to all of the liabilities of that Business.


          For purposes of this agreement, each Business is valued as set forth on Schedule A, and the Member contributing that Business shall be credited with an initial capital contribution in that amount.



                    (b) Except as provided in this section 3.1, no Member shall be required to make any capital contribution to the Company.

               3.2 No Withdrawals. No Member shall be entitled to withdraw any
                   --------------
part of its capital account or capital contribution or to receive any distribution from the Company except as expressly provided in this agreement.


               3.3 No Liability for Capital Contributions. No Member shall be
                   --------------------------------------
required to pay to the Company any deficit in its capital account (upon dissolution or otherwise). No Member shall have the right to demand or receive cash or other property for its interest in the Company.

               3.4 No Interest. No Member shall receive any interest on its capital contributions or capital account.

          4.   Distributions.
               -------------

               4.1  Distributions.  Subject to the provisions of Section 4.2,
                    -------------
distributions shall be made to the Members at the time or times determined by the board of managers, as set forth in this section 4.1:

          As used in this agreement, (a) "Preferred Return" means an 11% cumulative annually compounded return from the date hereof on the excess of the aggregate amount of the capital contributions made by each Member (other than VS&A and the Fir Tree Entities) pursuant to section 3.1(a) over the amount of any distributions made to that Member pursuant to section 4.1(i)(B); (b) "Priority Member" means each Member other than VS&A and the Fir Tree Entities;
(c) "Common Member" means VS&A and the Fir Tree Entities; (d) "Priority Percentage" means for each Priority Member the percentage set forth on Schedule A opposite that Member's name; and (e) "Common Percentage" means for each Common Member the percentage set forth on Schedule A opposite that Member=s name.


               Each distribution shall be allocated as follows:

               (i) first, to each Priority Member, in proportion to their respective Priority Percentages, until each Priority Member shall have received pursuant to this section 4.1(i) an aggregate amount equal to the sum of: (A) the Preferred Return for all prior years and for the portion of the year of the distribution ending with the day of the distribution; and (B) the aggregate amount of the capital contributions made by that Priority Member pursuant to section 3.1; and


              (ii) the balance, if any, to the Common Members in proportion to their respective Common Percentages.


               4.2  Tax Distributions.  To the extent that for any fiscal year
                    -----------------
the amount of net income and gains of the Company allocated to any Common Member exceeds the amount of losses of the Company allocated to that Member for that and prior fiscal years reduced by the amount of net income and gains of the Company allocated to that Member for prior fiscal years, the board of managers shall use reasonable efforts to cause the Company to distribute to each Common Member, as an advance against the amounts thereafter distributable to it pursuant to section 4.1, no later than April 1 of the following year an amount of cash equal to (a) the amount reasonably calculated by the board of managers to equal the amount of the federal, state and local tax liability on that excess (based on the highest individual or corporate marginal federal income tax rate for that year and the percentage with respect to state and local income tax rates for that year that the board of managers determines appropriate), less (b) the aggregate amount of prior distributions by the Company to that Member (other than distributions pursuant to this provision). No such distribution shall be made, however, to the extent that distributions are restricted under the terms of any note or agreement relating to borrowings by the Company or any Priority Member or to the extent that the board of managers determines that the cash is necessary for the operation of the business of the Company. The board of managers shall, to the extent practical, make distributions under this section 4.2 quarterly based on projections of income. If upon the liquidation of the Company the aggregate amount of distributions to any Common Member pursuant to this section 4.2 exceeds the aggregate amount that would have been distributed to that Member pursuant to section 4.1 (had there been no distributions pursuant to this section 4.2), then that Member shall pay to the Company an amount equal to such excess, to be distributed to the other Members in accordance with section 4.1.

          5.  Resignations; Transfers.
              -----------------------

               5.1  Resignations.  No Member may resign from the Company prior
                    ------------
to the dissolution and winding up of the Company.


               5.2  Transfers.  No Member may sell, transfer, assign, pledge,
                    ---------
grant a security interest in or otherwise dispose of or encumber all or any portion of its membership interest in the Company without the unanimous written consent of the other Members, and any other purported transfer shall be void, except that any Member may pledge its interest to First Union National Bank, as Administrative Agent, pursuant to the Credit Agreement dated as of October 9, 1997.

          6.  Exculpation; Indemnification.
              ----------------------------

               6.1 Exculpation. To the extent not inconsistent with applicable
                   -----------
law, neither any member of the board of managers nor any Member, nor any of their respective officers, directors, employees or affiliates, nor any officer of the Company, shall be liable, responsible or accountable in damages or otherwise to the Company or to any Member for any action taken or for any failure to act on behalf of the Company in connection with the business or operations of the Company, unless the act or omission constituted gross negligence, willful misconduct or a breach of a fiduciary duty to the Company.


               6.2 Indemnification. To the extent not inconsistent with
                   ---------------
applicable law, the Company shall indemnify and hold harmless any member of the board of managers and each Member and their respective officers, directors, employees and affiliates, and all of the Company's officers, from any loss, liability, damage or expense (including, but not limited to, any judgment, award or settlement and reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) arising out of (a) any acts or omissions or alleged acts or omissions in connection with their activities or the activities of any of their respective employees or agents on behalf of the Company or in connection with the business or operations of the Company, and (b) any liability imposed upon any of them under any statute, rule or regulation (including, but not limited to, any statute, rule or regulation relating to environmental matters) applicable to the Company, or its officers, directors or employees; provided that the acts or omissions or the alleged acts or omissions upon which the action or threatened action, proceeding or claim is based did not constitute gross negligence, willful misconduct or a breach of a fiduciary duty to the Company by the indemnified party. Reasonable expenses incurred by any such indemnified party in connection with the matters referred to above may be paid or reimbursed by the Company in advance of the final disposition of the proceeding upon receipt by the Company of (i) a written affirmation by the indemnified party of his or its good faith belief that he or it met the standard of conduct necessary for indemnification by the Company, and (ii) a written undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that he or it has not met that standard of conduct.


          6.3  Contribution.  In the event any lender to which the Members have
               ------------
pledged their interests in the Company exercises any rights with respect to that pledge against less than all of the Members, the Members shall reallocate their interests in the Company to account for that disproportionate exercise.


          7. Duration of Company. The Company shall continue in existence until the earlier of (a) December 31, 2010 and (b) the date the Company is dissolved in accordance with section 8.



          8.  Dissolution; Liquidation.
              ------------------------

               8.1  Dissolution.  The Company shall be dissolved prior to
                    -----------
December 31, 2010 only upon the occurrence of one of the following events:


                    (a) the unanimous election by the Members to dissolve the Company; or

                   (b) the termination of the Company's business as a result of the sale or other disposition by the Company of substantially all of its business and assets.


               8.2 Liquidation and Distribution of Assets. Upon dissolution of
                   --------------------------------------
the Company, the board of managers shall proceed to sell or liquidate the assets (to the extent feasible) within a reasonable time and, after paying or making provision for all liabilities to creditors of the Company, shall distribute the Company's cash and other assets to the Members in accordance with section 4.1.

          9.  Accounting and Tax Matters.
              --------------------------


               9.1 Fiscal Year. The Company's fiscal year shall be the calendar
                    -----------
year unless changed by the board of managers.


               9.2 Books of Account, etc. Complete and accurate books of account
                   ---------------------
shall be kept by the Company at its principal office (or at such other office as the board of managers may designate) and each Member shall have the right to inspect those books during normal business hours. The Company's books of account shall be kept on the cash or accrual basis of accounting, as the board of managers may determine, in accordance with sound accounting practices and principles applied in a consistent manner by the Company; all methods of accounting and treatment of particular transactions reflected on these books shall be in accordance with the methods of accounting employed for federal income tax purposes. The determinations of the board of managers with respect to the treatment of any item or its allocation for federal, state or local income tax purposes shall be binding upon the Members so long as that determination is not inconsistent with any express provision of this agreement.


               9.3 Reports. The Company shall use its best efforts to furnish to
                   -------
each of the Members, within (a) 30 days after the end of each month, unaudited consolidated monthly and year-to-date consolidated statements of income and a consolidated balance sheet as of the end of that month, and (b) 90 days after the end of each fiscal year, unaudited financial statements of the Company with respect to that year (including a consolidated balance sheet of the Company as of the end of the year and a consolidated statement of income and capital accounts and a consolidated statement of changes in financial position of the Company for the year).


               9.4 Tax Information. Not later than the date of delivery of the
                   ---------------
annual financial statements pursuant to section 9.3, the board of managers shall furnish to each of the Members any information required by the Members to complete any income tax return that it is required to file for that year. The Company shall also furnish tax information to the Members on an interim basis to the extent the board of managers determines appropriate.


               9.5 Tax Allocations. For federal, state and local income tax
                   ---------------
purposes, all items of income, deduction, gain and loss shall be allocated among the Members on the same basis as profits are allocated and losses are charged as provided in this section 9 and all items of credit shall be allocated among the Members in the manner provided for in the Internal Revenue Code and the applicable Treasury Regulations except that to the extent of the difference between the fair market value and the basis for federal income tax purposes of property contributed to the Company, income, gains, deductions (including depreciation and amortization) and losses with respect to that property shall be allocated among the Members in accordance with Internal Revenue Code section 704(c)(1)(A).


               9.6 Capital Accounts. For the purpose of this agreement, the
                   ----------------
balance of the capital account ("Capital Account") of each Member shall be determined on the basis of an account maintained for the Member as part of the books of account of the

Company. The amount of each Member's Capital Account shall be equal to the aggregate amount of cash and the fair market value of property contributed to the Company by the Member, and shall be increased by the Member's share of income and gains of the Company, and shall be decreased by (a) the aggregate amount of cash and the fair market value of any property distributed by the Company (less any liabilities assumed with respect to such distribution) to the Member and (b) the Member's share of losses of the Company.



          9.7  Allocation of Income and Gains.  The Company's net income and
               ------------------------------
gains for each taxable year shall be allocated for federal income tax purposes to the Members as follows:


          (a) first, to the Members in proportion to their negative capital account balances until those balances have been eliminated;


          (b) then, to the Priority Members in proportion to their Priority Percentages, until each of their capital account balances equals an amount (the "Section 4.1(i) Amount") equal to the aggregate amount that it remains entitled to receive pursuant to section 4.1(i); and


          (c) then, the balance to the Common Members in proportion to their respective Common Percentages as of the end of that taxable year.


          9.8  Allocation of Losses.  The Company's losses for each taxable year
               --------------------
shall be allocated for federal income tax purposes to the Members as follows:


          (a) first, to the Common Members, in proportion to their Common Percentages as of the end of that fiscal year, until their capital account balances have been reduced to zero;

          (b) then, to the Priority Members in proportion to their Priority Percentages as of the end of that taxable year, until their capital account balances have been reduced to zero; and


           (c) then, to the Common Members in proportion to their Common Percentages as of the end of that taxable year.


          9.9  Gross Income Allocations.  Notwithstanding the provisions of
               ------------------------
sections 9.7 and 9.8, if (a) the aggregate amount of the Preferred Return of all of the Priority Members for any taxable year (a "Preferred Return Shortfall Year") exceeds the amount of the net income of the Company for that taxable year and (b) the amount of the net income of the Company for any taxable year prior to the Preferred Return Shortfall Year exceeded the aggregate amount of the Preferred Return of all of the Priority Members for that prior taxable year, there shall be allocated to the Priority Members, for the Preferred Return Shortfall Year (and, to the extent there is insufficient gross income in that year, for subsequent taxable years), prior to the allocations provided for in sections 9.7 and 9.8 (the amounts of which will give effect to the gross income allocations provided for in this section 9.9), such amounts of gross income as will cause the capital accounts of the Priority Members, after the allocations of gross income provided for in this section 9.9 and the allocations provided for in sections 9.7 and 9.8, to reflect the Priority Members' entitlements pursuant to section 4.1 as of the end of the taxable year for which the allocations are being made.


          9.10 Elections. To the extent that the Company may make elections
               ---------
for federal, state or local income tax purposes, the elections shall be made in a manner best calculated, in the opinion of the board of managers, to minimize the cash requirements of the Company and the Members. The Members shall treat all Company items on its federal, state or local income tax returns in a manner consistent with the treatment of the item on the Company's federal, state or local income tax return.


          9.11  Tax Matters Partner.  T/SF shall be the tax matters partner
                -------------------
(within the meaning of section 6231(a)(7) of the Internal Revenue Code) of the Company.

          10.  Miscellaneous.
               -------------


          10.1 Entire Agreement; Amendment. This agreement contains a complete statement of the arrangements with respect to the Company, supersedes all prior arrangements and understandings with respect to the Company, and may not be amended except by a writing executed by all of the Members.



          10.2 Notices. Any notice or other communication under this agreement
               -------
shall be in writing and shall be considered given when delivered in person or sent by facsimile, one day after being sent by a major overnight courier, or four days after being mailed by registered mail, return receipt requested, to the each of Members at the address specified on Schedule A.

           10.3 Governing Law. This agreement shall be governed by and construed
                -------------
in accordance with the law of the State of Delaware applicable to agreements made and to be performed entirely in Delaware.


           10.4 Definition. As used in this agreement, the term "affiliate"
                ----------
means any person or entity directly or indirectly controlled by, controlling, or under common control with, any other person or entity.


           10.5 Severability. If any provision of this agreement is invalid or
                ------------
unenforceable, the balance of this agreement shall remain in effect and shall be enforceable to the maximum extent permitted by law, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.


            10.6 Headings. The headings in this agreement are solely for the
                 --------
convenience of reference and shall not affect its interpretation.

            10.7 Other Action. Each Member shall execute and deliver such
                 ------------
additional documents and instruments, and shall perform such additional acts, as may be necessary or appropriate to carry out the terms of this agreement.


            10.8 Waiver of Action for Partition. Each Member irrevocably waives,
                 ------------------------------
during the term of the Company, any right it may have to maintain any action for partition with respect to the Company or any property of the Company.

          10.9  Third Party Beneficiaries.  Nothing in this agreement, express
                -------------------------
or implied, is intended or shall be construed to give anyone other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any provision contained in this agreement.





                               T/SF COMMUNICATIONS CORPORATION



                               By:
                                  -----------------------------------


                               ATWOOD CONVENTION PUBLISHING, INC.



                               By:
                                  -----------------------------------


                               GEM COMMUNICATIONS, INC.



                               By:
                                  -----------------------------------


                               GALAXY REGISTRATION, INC.



                               By:
                                  -----------------------------------


                               GALAXY DESIGN AND PRINTING, INC.



                               By:
                                  -----------------------------------


                               EXPO MAGAZINE, INC.



                               By:
                                  -----------------------------------

                               CASINO PUBLISHING COMPANY



                               By:
                                  -----------------------------------



                               T/SF OF NEVADA, INC.



                               By:
                                 ------------------------------------


                               T/SF EUROPE, INC.



                               By:
                                  -----------------------------------



                               VS&A-T/SF, LLC



                               By:
                                  -----------------------------------


                               FIR TREE VALUE FUND L.P.



                               By:
                                  -----------------------------------


                               FIR TREE INSTITUTIONAL
                                 VALUE FUND L.P.



                               By:
                                  -----------------------------------



                               FIR TREE PARTNERS L.D.C.

                               By:
                                  -----------------------------------


                                 SCHEDULE A



                                                Value of         Priority       Common
Member                                          Contribution     Percentage     Percentage
------                                          ------------     ----------     ----------
(1) T/SF Communications Corporation               $45,000

(1) Atwood Convention Publishing, Inc.

(1) Gem Communications, Inc.

(1) Galaxy Registration, Inc.

(1) Galaxy Design and Printing, Inc.

(1) Expo Magazine, Inc.

(1) Casino Publishing Company

(1) T/SF of Nevada, Inc.

(1) T/SF Europe, Inc.

(2) VS&A-T/SF, LLC                                $2,869,020                      64.4%

(3) Fir Tree Value Fund L.P.                 )
                                             )
(3) Fir Tree Institutional Value Fund  L.P.  )    $1,585,980                      35.6%
                                             )
(3) Fir Tree Partners L.D.C.                 )

(1) All addressed at:
     T/SF Communications Corporation
     888 Seventh Avenue
     New York, N.Y. 10106
     Attn:  Brian A. Meyer

(2) At:
     VS&A Communications Partners II, L.P.
     350 Park Avenue
     New York, New York 10022
     Attn:  Jeffrey T. Stevenson

(3) All at:
     Fir Tree Partners
     1211 Avenue of the Americas
     New York, NY 10036
     Attn: Jeffrey Tannenbaum
